Exhibit 4.3
                       AMENDMENT NO. TWO TO THE AMENEDED
                      AND RESTATED DIVIDEND REINVESTMENT,
                    STOCK PURCHASE, RESIDENT STOCK PURCHASE
                       AND EMPLOYEE STOCK PURCHASE PLAN


The Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan (the "Plan") of Home Properties of New York, Inc. is hereby amended to provide that the maximum number of shares of Common Stock which are available for purchase under the Plan with optional cash paymentis is 5,150,000 shares and that the aggregate number of shares of Common Stock available under the Plan is 6,050,000 shares.